EXHIBIT 99.1

[LOGO OF CYTRX CORPORATION]

FOR IMMEDIATE RELEASE

CytRx Corporation
11726 San Vicente Boulevard
Suite 650
Los Angeles, CA 90049
(310) 826-5648
http://www.cytrx.com

CytRx Corporation and Global Genomics Capital Merger Completed

Los Angeles, California, July 18, 2002—CytRx Corporation (NASDAQ: CYTR) today announced the completion of the merger with Global Genomics Capital, Inc. (Global Genomics) following approval by the CytRx stockholders yesterday. The Global Genomics shareholder approval had previously been obtained.

Under the terms of the merger agreement, CytRx acquired all outstanding shares, and rights to acquire shares, of capital stock of Global Genomics in return for the issuance of a maximum of 9,962,881 shares of CytRx common stock and Global Genomics survived as a wholly owned subsidiary of CytRx.

The CytRx Board of Directors unanimously approved Steven A. Kriegsman as Chief Executive Officer and a Director of the combined companies.

Commenting on the merger, Mr. Kriegsman said, “The enlarged company now has a number of exciting projects in development. The planning for the integration of the two companies has already begun and I am excited about the future prospects of the company.”

Jack Luchese, departing Chief Executive Officer, commented, “I wish Steve Kriegsman and his team good fortune with the merged company. Mr. Kriegsman has an outstanding record of finding unique opportunities in the healthcare sector and I am optimistic about the company’s future.”

Santa Monica-based investment bank Cappello Capital Corp. served as financial advisor to CytRx in connection with the merger.

About Global Genomics

Global Genomics is a genomics holding company that currently has a forty percent ownership interest in Blizzard Genomics, Inc in Minneapolis, Minnesota and a five percent ownership interest in Psynomics, Inc., a central nervous system genomics company in San Diego, CA. Blizzard Genomics, Inc. is developing instrumentation, software, and consumable supplies (including patent-pending “T-Chip” and “Contact” technologies) for the genomics industry. Global Genomics expects that DNA chips will significantly impact a broad range of biomedical and agricultural businesses. These include drug development, diagnostic testing, forensics, environmental testing and plant biotechnology. Psynomics, Inc. is a genomics company developing technology for the diagnosis and treatment of neuropsychiatric diseases and has rights to access a significant database of patient data and corresponding tissue samples.

About CytRx Corporation

CytRx Corporation is a biopharmaceutical company focused on the development and commercialization of high-value human therapeutics. The company’s current research and development activities include CRL-5861, an intravenous agent for treatment of sickle cell disease and other acute vaso-occlusive disorders, and TranzFect, a delivery technology for DNA-based vaccines. CytRx has licensed TranzFect to Merck & Co., Inc. (NYSE: MRK) for use in Merck’s efforts to development DNA-based vaccines for HIV and three other infectious diseases. All other uses of TranzFect for enhancement of viral or non-viral delivery of polynucleotides (such as DNA and RNA) have been licensed to Vical, Incorporated (NasdaqNM: VICL). CytRx has a research pipeline in the areas of muscular dystrophy, cancer, spinal cord injury, vaccine delivery, gene therapy and food animal feed additives.

CAUTIONARY NOTICE ABOUT FORWARD-LOOKING STATEMENTS

This press release may contain forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, that involve risks and uncertainties that could cause actual events or results to differ materially from the events or results described in the forward-looking statements, including risks or uncertainties related to integration of CytRx and Global Genomics, available financing for continued operations and the company’s inability to successfully develop and market its technology. Additional uncertainties and risks are described in the CytRx’s most recently filed SEC documents, such as its most recent annual report on Form 10-K, all quarterly reports on Form 10-Q and any current reports on Form 8-K filed since the date of the last Form 10-K. All forward-looking statements are based upon information available to CytRx on the date the statements are first published. CytRx undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

For Additional Information, Please Contact:

With the Company:	Broker Relations:

Steven A. Kriegsman	Loren Brown
Chief Executive Officer	Madison & Wall Worldwide
310/826-5648	407/682-2001
steven@kriegsmangroup.com	Loren@insidewallstreet.com